Exhibit 4.3

ASSIGNMENT, ASSUMPTION, AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION, AND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of July 15, 2025, by and among (i) Colombier Acquisition Corp. II, an exempted company incorporated with limited liability in the Cayman Islands (the “Purchaser”), (ii)  GrabAGun Digital Holdings Inc., a Texas corporation (“Pubco”), and (iii) Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, the Purchaser and the Agent are parties to that certain Warrant Agreement, dated as of November 20, 2023 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the Purchaser’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase ordinary shares of the Purchaser that were included in the units issued by the Purchaser in its initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase ordinary shares of the Purchaser that were acquired by Colombier Sponsor II LLC (the “Sponsor”), in a private placement that closed concurrently with the closing of the IPO pursuant to that certain Warrant Subscription Agreement dated November 20, 2023 by and between the Purchaser and the Sponsor (the “Sponsor Private Placement Warrants”) and (iii) warrants to purchase shares of ordinary shares of the Purchaser that are included in units of the Purchaser issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of the Purchaser upon conversion of up to $1,500,000 of working capital loans that the Sponsor or an affiliate of the Sponsor or certain of the Purchaser’s officers and directors had the right but no obligation to advance to the Purchaser (“Working Capital Loans”), none of which Working Capital Loans has been advanced (the “Working Capital Warrants” and together with the Public Warrants, the Sponsor Private Placement Warrants, the “Warrants”);

WHEREAS, (i) the Purchaser, (ii) Pubco, (iii) Metroplex Trading Company LLC (d/b/a GrabAGun), a Texas limited liability company (the “Company”) and (iv)  Gauge II Merger Sub LLC, a Texas limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”) entered into that certain Business Combination Agreement, dated January 6, 2025 (the “Business Combination Agreement”) and,  upon subsequent execution of a joinder agreement, Gauge II Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Purchaser Merger Sub”) also became a party to the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”) and each issued and outstanding security of the Purchaser immediately prior to the effective time of the Purchaser Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent Pubco security; (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and together with the Purchaser Merger, the “Mergers”) and each issued and outstanding security of the Company immediately prior to the effective time of the Company Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of shares of Pubco Common Stock (as defined below) (and in the case of the existing holders of membership interests in the Company, payment of cash consideration in the aggregate amount of $50,000,000); and (c) as a result of such Mergers, among other matters, the Purchaser and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

WHEREAS, upon the Closing, as provided in Section 4.4 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for Class A ordinary shares, par value $0.0001 per share, of the Purchaser (the “Purchaser Class A Ordinary Shares”) but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of shares of Pubco Common Stock (as defined below) at the same exercise price per share during the same exercise period and otherwise on the same terms as the warrant being assumed;

WHEREAS, all references to “Ordinary Shares” in the Warrant Agreement (including all Exhibits thereto) shall mean shares of common stock, par value $0.0001 per share, of Pubco (together with any other securities of Pubco or any successor entity issued in consideration of (including as stock sub-divisions, stock dividends, consolidations, capitalizations, re-designations and the like) or in exchange for any of such securities, “Pubco Common Stock”);

WHEREAS, the board of directors of Purchaser has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement);

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, Purchaser desires to assign all of its right, title and interest in the Warrant Agreement to Pubco, and Pubco wishes to accept such assignment and assume all the liabilities and obligations of Purchaser under the Warrant Agreement with the same force and effect as if Pubco were initially a party to the Warrant Agreement, on the terms and conditions set forth herein; and

WHEREAS, no Working Capital Warrants have been issued or have ever been outstanding and none of the Working Capital Loans that would have have entitled the lender thereof to convert such Working Capital Loans into Working Capital Warrants has been advanced or is contemplated to be advanced prior to the Closing, and accordingly, the parties wish to clarify that, from and after the Effective Time (as defined below), Pubco shall have no obligations in respect of any Working Capital Warrants or any Working Capital Loans.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. The parties hereby agree to add Pubco as a party to the Warrant Agreement. In connection therewith, Purchaser hereby assigns to Pubco, from and after the Effective Time (as defined below), all of Purchaser’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby). Pubco hereby assumes and agrees, from and after the Effective Time, to pay, perform, satisfy and discharge in full, as the same become due, all of Purchaser’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if Pubco were initially a party to the Warrant Agreement. By executing this Amendment, Pubco hereby agrees to be bound by and subject to all of the terms and conditions of the Warrant Agreement, as amended by this Amendment, from and after the Effective Time, as if it were the original “Company” party thereto.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by Purchaser to Pubco and the assumption by Pubco of the Purchaser’s obligations under the Warrant Agreement pursuant to Section 1 hereof effective as of the Effective Time, the assumption of the Warrant Agreement and Warrants by Pubco from Purchaser pursuant to Section 1 hereof effective as of the effective time of the Mergers (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Colombier Acquisition Corp. II, a Cayman Islands exempted company” and replacing it with “GrabAGun Digital Holdings Inc., a Texas corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to Pubco rather than Purchaser.

(c) Reference to Company Ordinary Shares. All references to “Ordinary Shares” in the Warrant Agreement (including all Exhibits thereto) shall mean shares of Pubco Common Stock.

(c) Reference to Warrants. Subject to Section 2(d) below, all references to “Warrants” as used in the Warrant Agreement (including all Exhibits thereto) shall include any and all Pubco Warrants into which the Warrants automatically convert upon the Effective Time. The parties further agree that, subect to Section 2(d) below, any reference (as applicable and as appropriate) in the Warrant Agreement to a Warrant will instead refer to Pubco Warrants (and any warrants of Pubco or any successor entity issued in consideration of or in exchange for any of such warrants).

(d) References to Working Capital Warrants. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, all references to “Working Capital Warrants” in the Warrant Agreement (including all Exhibits thereto) are hereby deleted, and from and after the Effective Date, Pubco shall not have any obligations with respect to any Working Capital Warrants (including any obligation to issue Working Capital Warrants to any person), or any obligation in respect of any Working Capital Loans.

(d) Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Purchaser for notices under the Warrant Agreement and instead add the following address for notices to Pubco under the Warrant Agreement as the “Company” party thereunder:

If to Pubco, at or prior to the Closing, to: Colombier Acquisition Corp. II 214 Brazilian Avenue, Suite 200-J Palm Beach, FL 33480 Attn: Omeed Malik Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: David Landau, Esq.; Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: dlandau@egsllp.com;
Email: mlaitner@egsllp.com

If to Pubco after the Closing, to:	with a copy (which will not constitute notice) to:
GrabAGun Digital Holdings Inc. 200 East Beltline Road, Suite 403 Coppell, TX 75019 Attn: Marc Nemati, President & CEO Telephone No.: Email:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Attn: Spencer G. Feldman, Esq. Telephone No.: (212) 451-2300 Email: SFeldman@olshanlaw.com

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

Purchaser:

COLOMBIER ACQUISITION CORP. II

By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	Chief Executive Officer

Pubco:

GRABAGUN DIGITAL HOLDINGS INC.

By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	President and Chief Executive Officer

Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Keri-Ann Cuadros
	Name:	Keri-Ann Cuadros
	Title:	Vice President and Account Manager

[Signature Page to Amendment to Warrant Agreement]